Exhibit 16.1

April 18, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Novan, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Novan, Inc. dated April 13, 2018.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Raleigh, North Carolina

ATTACHMENT to Exhibit 16.1

Item 4.01.	Changes in Registrant’s Certifying Accountant.
(A)

On April 13, 2018, Novan, Inc. (the “Company”) notified PricewaterhouseCoopers LLP, or PwC, that it had dismissed PwC as the Company’s independent registered public accounting firm. The Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) approved, and the Board concurred with, this on April 12, 2018.

PwC’s report on the Company’s annual financial statements for the fiscal years ended December 31, 2017 and December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles; provided, however, that the report for the fiscal year ended December 31, 2017 included an explanatory paragraph that there was substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2017 and December 31, 2016, and in the subsequent interim period through April 13, 2018, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with any report prepared by PwC. Further, there have been no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company furnished a copy of the above disclosures to PwC and requested that PwC provide a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. PwC responded with a letter dated April 18, 2018, stating its agreement with such statements, a copy of which is filed herewith as Exhibit 16.1.